Exhibit 99.1

FOR IMMEDIATE RELEASE

For media inquiries, contact:

Eric Armstrong, Citrix Systems, Inc.

(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:

Jeff Lilly, Citrix Systems, Inc.

(954) 267-2886 jeff.lilly@citrix.com

Citrix Completes Acquisition of Net6; Extends Leadership

Role in Access Infrastructure Market

Acquisition Will Simplify Secure On-demand Access to Voice, Data and

Applications from Any Device, Location or Scenario

FORT LAUDERDALE, Fla. – December 9, 2004 – Citrix Systems Inc. (Nasdaq: CTXS), the global leader in access infrastructure solutions, today announced it has completed the acquisition of privately held Net6 Inc., a leader in providing secure access gateways. The acquisition extends Citrix’s ability to provide easy and secure access to any resource, both data and voice, on-demand.

The combination of Net6™ products and Citrix’s existing access infrastructure solutions will enable Citrix to offer an unrivaled end-to-end access infrastructure system for voice, data and applications on a single, common gateway that can be accessed securely from a wide range of devices.

“This is another step for Citrix in our strategy to address the access infrastructure market through growth and acquisition,” said Mark Templeton, president and chief executive officer for Citrix.

“Net6 technology will help us secure the last mile of computing, simplify access for users, and allow enterprises to manage and accommodate more end user access scenarios.”

This acquisition accelerates, in four key ways, Citrix’s strategy to define and lead the access infrastructure market:

•	Net6’s SSL (Secure Sockets Layer) Access Gateway will allow Citrix to offer a secure, always-on, simple and cost-effective single point-of-access that is complementary to existing Citrix® MetaFrame® solutions.

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Citrix Completes Acquisition of Net6

•	Net6’s Application Gateway™ product will allow Citrix to enter the market for accessing IP (Internet protocol) voice and data applications from IP screen phones, from IP-based soft phones and from small screen-factor devices like PDAs.

•	Citrix gains new competencies in IP telephony, application user interface transformation and packaging of “software-as-an-appliance.”

•	Citrix will be able to give Net6’s products broader customer exposure, international reach and the powerful Citrix brand.

On Nov. 23, 2004, Citrix announced a definitive agreement to purchase Net6 Inc. for approximately $50 million in cash. Net6 will continue to operate in San Jose, Calif., as the Citrix Gateways Division. Murli Thirumale, president and chief executive officer for Net6, will report to Mark Templeton as vice president and general manager of the division.

About Citrix

Citrix Systems, Inc. (Nasdaq: CTXS) is the global leader in access infrastructure solutions and the most trusted name in secure access for enterprises and individuals. Nearly 50 million people in more than 120,000 organizations around the world use Citrix every day. Our software gives people secure and well-managed access to business information wherever it lives-on demand. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and approximately 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

For Citrix Investors

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements concerning the terms of the acquisition; statements concerning the access infrastructure market, integration plans, customers, products and technology; and statements concerning management’s plans, objectives, strategies and assessment of market factors, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, the reaction of customers of Citrix and Net6 to the acquisition; Citrix’s timing and ability to successfully integrate Net6’s products, operations (including migration of Net6 to Citrix’s systems and controls) and employees; the introduction of new products by competitors or the entry of new competitors into the markets for Citrix’s and Net6’s products; the failure by Citrix to retain key employees of Net6; failure to further develop and successfully market Net6’s technology and products; failure to achieve anticipated revenues; costs related to the acquisition; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Citrix’s business and financial results is included in Citrix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, including (without limitation) under the captions “Certain Factors Which May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission and available at the Security and Exchange Commission’s website at http://www.sec.gov. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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Citrix® and MetaFrame® are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. Net6™ and Net6 Application Gateway™ are trademarks of Net6, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.